Plains Exploration & Production Company PXP PXP 2006 Fourth Quarter and Full-Year Results Conference Call February 2007 Exhibit 99.2

PXP
Except for the historical information contained herein, the
matters discussed in this presentation are “forward-looking
statements” as defined by the Securities and Exchange
Commission.  These statements involve certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other
factors it believes are appropriate under the circumstances.
The forward-looking statements are subject to a number of
known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially.  These risks and uncertainties include, among other things, uncertainties inherent in the exploration for and development and production of oil & gas and in estimating reserves, unexpected future capital expenditures, general economic conditions, oil and gas price volatility, the success of our risk management activities,
competition, regulatory changes and other factors discussed in
PXP’s filings with the Securities and Exchange Commission.
Corporate Headquarters
Contacts
Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
James C. Flores - Chairman, President & CEO
Winston M. Talbert – Exec. Vice President & CFO
Scott Winters – Vice President Investor Relations
Joanna Pankey - Investor Relations Analyst
Phone: 713-579-6000
Toll Free: 800-934-6083
Email: investor@plainsxp.com
Web Site: www.plainsxp.com
Forward Looking Statements
The information in this handout is intended solely for your personal use. It is not for reproduction or distribution to others without PXP’s consent.
Corporate Information

PXP
Financial Summary
+53% +20% Shareholder Return
66% $352 $584 Operating Cash Flow
(1)
$34.60
$598
$1,019
2005
$19.89
($214)
$944 8%
74%
YOY%
Change
12 Months Ended
Dec. 31
($ Millions)
Cash Margin per BOE
(1)
Net Income (loss)
Revenues
2006
(1) A non-GAAP measure. See reconciliation to the GAAP measure on the last 2 slides.

4 PXP Balance Sheet Summary 17% $1,131 $236 2005 53% $718 $797 57% 70% YOY% Improvement Year Ended ($ Millions) Stockholders’ Equity LTD to Capitalization Long-Term Debt 2006

PXP
2006 Accomplishments
Financially
Repurchased $300 million or 6.6 million shares
–
Approximately $200 million remaining of $500 million Board
authorization
–
72.4 million basic shares outstanding year-end 2006

PXP
2006 Accomplishments
Operationally
3 significant GOM exploration discoveries
–
Big Foot, Caesar, Friesian
$1.6 Billion in proceeds from asset sales
–
$864 million for 43 MMBOE booked reserves
–
$706 million for 47 MMBOE discovered unaudited reserves
Enhanced GOM Miocene exploration portfolio
–
30 prospects

PXP
Exploration – Miocene Trend
Gulf of Mexico
Prospects
Prospects
Discoveries
Discoveries
Friesian
Big Foot
MATAGORDA
ISLAND
DEEP
MI
New Orleans
Caesar
Building on historical
successes
30 prospects; up to
10 planned for 2007
Future participation
dependent on
continued success
Experienced partners
Breton
Sound
Discoveries Sold
Discoveries Sold
1
st
Qtr Drilling
1
st
Qtr Drilling
Hurricane Deep
Flatrock
Mound Point
South
Cas
Cottonwood
Point

PXP
Financially
Delivering Future Value
Develop
–
Legacy oil fields
Grow
–
Exploration
–
California land
value
–
Acquisitions
Operationally
Capital discipline
Strong balance
sheet
–
Earnings
–
Monetization of
exploration & real
estate
Share repurchase

PXP
GAAP to Non-GAAP Reconciliation
The following table reconciles gross margin before DD&A (GAAP) to cash margin (Non-GAAP) for the twelve months ended December 31, 2006 and 2005. Cash margin is calculated by adjusting gross margin before DD&A  to exclude hedging expense included in oil and gas revenues and to deduct cash derivative settlements.
Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.
In 2005 gas revenues included amounts attributable to buy-sell contracts related to our thermal recovery operations in California and associated costs were included in steam gas costs. As a result of our adoption of EITF 04-13 effective January 1, 2006, in 2006 certain costs associated with such contracts are reflected as a reduction in gas revenues and the associated volumes are not included in sales volumes. Amounts per BOE reflected in the foregoing table are based on production volumes for 2005 and sales volumes for 2006.
Twelve Months Ended
December 31,
2005 2006
$     19.89 $    34.60 Cash margin (Non-GAAP)
0.44 (0.53) Natural gas purchases
(14.40) (4.15) Oil & gas production
Cash derivative settlements
6.03 6.75 and gas revenues
Hedging expense included in oil
27.82 32.53 Gross margin before DD&A (GAAP)
(0.43) (0.31) Gathering and transportation
(1.03) (1.15) Production and ad valorem taxes
(1.35) (1.76) Electricity
(3.32) (2.95) Steam gas costs
(5.97) (8.32) Lease operating expenses
Costs and expenses
$     39.92 $    47.02 Oil and gas revenues
Cash Margin per BOE

PXP
GAAP to Non-GAAP Reconciliation
2006 2005
Net cash provided by operating activities (GAAP) 675.0 $ 463.3 $
Changes in operating assets and liabilities (108.8) 55.7
Current income taxes on gain on sale of
oil and gas properties 142.2 -
Cash premium paid on debt extinguishment 35.7 -
Cash payment to eliminate 2006 swaps - 147.3
Gain on termination of merger agreement (37.9) -
Cash payments for commodity derivative contracts
that settled during the period that are reflected
as investing or financing cash flows in the
statement of cash flows (122.0) (314.1)
Operating cash flow (Non-GAAP) 584.2 $ 352.2 $
Year Ended December 31,
(millions of dollars)
The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the years ended December 31, 2006 and 2005.
Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company's derivative contracts and other items. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company's ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.
Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the gain on termination of the merger agreement, the effect of current income taxes on the gain on the sale of oil and gas properties, cash premium paid on debt extinguishment, cash payment to eliminate 2006 swaps and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to accounting rules certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities. The cash flows that were reclassified in the following tables do not include the $593.3 million that we paid in the fourth quarter 2006 to eliminate our 2007 and 2008 collar positions and the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

Plains Exploration & Production Company PXP PXP 2006 Fourth Quarter and Full-Year Results Conference Call February 2007